Greywood CPA PLLC

8401 Mayland Dr, Suite V

Richmond, Virginia 23294

greywoodcpa.com

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Offering Statement on Form 1-A of Ark7 AIDC I, LLC, and in the offering circular that forms part of it, of our report dated November 6, 2026, relating to the balance sheet of Ark7 AIDC I, LLC as of September 30, 2026, and the related statements of income, members' equity and cash flows for the period from September 29, 2026 (inception date) to September 30, 2026, and the related notes to the financial statements.

We also consent to the reference to our firm under the caption "Experts" in the offering circular.

/s/ Greywood CPA PLLC

Greywood CPA PLLC

Richmond, Virginia

November 6, 2026